Exhibit 5.1

June 21, 2013

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4437

T 303.223.1100 F 303.223.1111

Board of Directors

Prospect Global Resources Inc.

1401 17th Street. Suite 1550

Denver, CO 80202

Ladies and Gentlemen:

We are acting as special counsel to Prospect Global Resources Inc.,  a Nevada corporation (the “Company”), in connection with the offering and sale by the Company of up to (i) 41,666,700 shares (the “Initial Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), Series A Warrants (the “Series A Warrants”) to purchase up to 41,666,700 shares of Common Stock (the “Initial Series A Warrant Shares”) and Series B Warrants (together with the Series A Warrants, the “Warrants”) to purchase additional Series A Warrants to purchase up to 41,667,70 shares of Common Stock (together with the Initial Series A Warrant Shares, the “Series A Warrant Shares” and together with the Initial Shares and the Warrants, the “Securities”) of Common Stock included in a registered underwritten offering. The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-180492) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of May 25, 2012 (the “Prospectus”), and a prospectus supplement, dated as of June 21, 2013 (the “Prospectus Supplement”). The Initial Shares will be issued pursuant to an Underwriting Agreement between the Company and Roth Capital Partners, LLC (the “Underwriting Agreement”).

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company’s Articles of Incorporation and Bylaws, (iii) the resolutions of the Board of Directors authorizing the issuance of the Securities, and (iv) such other documents as we have considered relevant. We have assumed that: (a) all information contained in all documents that we have reviewed is correct; (b) all signatures on all documents that we have reviewed are genuine; (c) all documents submitted to us as originals are true and complete; (d) all documents submitted to us as copies are true and complete copies of the originals thereof; and (e) each natural person signing any document that we have reviewed had the legal capacity to do so.

Based upon the foregoing, it is our opinion that the Initial Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable and that the Warrant Shares, when issued and delivered in the manner and on the terms described in the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statements under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432	303.223.1100 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	303.223.1111 fax

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Nevada, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Nevada or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP
BROWNSTEIN HYATT FARBER SCHRECK, LLP